Exhibit 24

POWER OF ATTORNEY

        The undersigned certifies that she is a Director of IKON Office Solutions, Inc. (“IKON”).

        The undersigned hereby appoints Maryanne Messenger, Mark A. Hershey, Christopher S. Parisi and Jannie K. Lau, and any of them, her attorneys and agents to execute, on her behalf and in her name, reports on Form 3, Form 4, and Form 5 (relating to Beneficial Ownership of Securities) for filing with the Securities and Exchange Commission, and any and all amendments to said reports, and to do all such other acts and execute all such other documents that said attorneys and agents may deem necessary or desirable to enable the undersigned to report beneficial ownership of IKON securities under the Securities Exchange Act of 1934, as amended, and to comply with all rules, regulations or requirements of the Securities and Exchange Commission in respect thereto.

      Dated this 17th day of January, 2007.

Signed:	/s/ HELLENE S. RUNTAGH Hellene S. Runtagh